Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee
Fees to be Paid	1	$ 73,662,000.00	0.0001381	$ 10,172.72
Fees Previously Paid
	Total Transaction Valuation:	$ 73,662,000.00
	Total Fees Due for Filing:			$ 10,172.72
	Total Fees Previously Paid:			$ 0.00
	Total Fee Offsets:			$ 0.00
	Net Fee Due:			$ 10,172.72
Offering Note
[1]	(1) Capitalized terms used below but not defined herein shall have the meanings assigned to such terms in the Agreement and Plan of Merger among Brookfield Bancshares, Inc., BRKD Merger Sub Inc. and NSTS Bancorp, Inc., dated as of May 12, 2026. (2) Title of each class of securities to which transaction applies: common stock, $0.01 par value per share, of NSTS Bancorp, Inc. (3) The proposed maximum aggregate value of the transaction was calculated based on the Merger Consideration of $73,662,000 in cash. (4) In accordance with Section 14(g) of the Exchange Act and Exchange Act Rule 0-11, the filing fee was determined by multiplying the transaction value by 0.00013810.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims
Fee Offset Sources